Exhibit 10.2(c)

Form of Change in Control Agreement (Senior Executive Vice Presidents)

(rev Feb 2011)

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is entered into as of the      day of              between People’s United Financial, Inc. (the “Company”), and             , an officer of the Company or its wholly-owned subsidiary, People’s United Bank (the “Bank”) or one of the Bank’s wholly-owned subsidiaries (the “Executive”).

W I T N E S S E T H

WHEREAS the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to secure Executive’s continued services and to ensure Executive’s continued dedication to Executive’s duties in the event of any threat or occurrence of a Change in Control (as defined in Section 2(e)); and

WHEREAS the Company desires to enter into this Agreement with Executive according to the terms set forth herein, and Executive desires to enter into this Agreement with the Company on such terms.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1. Term of Agreement.

(a) This Agreement is effective on the date hereof and shall continue in effect until the earlier to occur of the following: (1) either Executive or the Company terminates Executive’s employment for any reason before a Change in Control, or (2) a Change in Control occurs and Executive’s employment continues through the end of the Protection Period.

(b) For purposes of this Agreement, the “Protection Period” means the period commencing on the date on which a Change in Control occurs and ending on the third anniversary of such date.

2. Termination.

(a) Rights and Duties. If Executive’s employment terminates for any reason during the Protection Period, Executive shall be entitled to receive the payment and benefits shown on the applicable row of the following table, subject to the balance of this Section 2, beyond which the Company and Executive shall have no further obligations to each other, except: (1) Executive’s obligations under Section 3; (2) the Company’s obligation’s under Sections 2, 4 and 18; (3) the Company’s and Executive’s respective obligations under Sections 8 and 10; and (4) as set forth in any written agreement the parties may subsequently enter into. The parties hereto acknowledge and agree that, upon a Change in Control, all equity or equity-based awards that have been granted to Executive by the Company, its subsidiaries and/or their affiliates shall be subject to the terms and conditions contained in the applicable plans and award agreements. For purposes of clarity, Executive shall not be entitled to any payment under this Section 2 if Executive’s Employment does not terminate during the Protection Period.

(i) DISCHARGE FOR CAUSE DURING THE PROTECTION PERIOD

Payment when due of any unpaid base salary, awarded but unpaid cash bonus, and expense reimbursements; plus base salary for any accrued but unused vacation.

In addition, Executive shall be entitled to any rights and benefits under any retirement and non-retirement employee benefit plans and programs (including deferred compensation programs) and under any outstanding long-term incentives in accordance with the terms and conditions of the relevant plan or program.

(ii) DISCHARGE OTHER THAN FOR CAUSE DURING THE PROTECTION PERIOD

Same as “Discharge for Cause” EXCEPT that, in exchange for Executive’s execution of a claims release in accordance with this Section 2 and subject to Sections 8, 13, and 18 below, in addition, Executive shall receive:

(1) additional cash severance equal to three times the sum of (i) Executive’s annual base salary as of the date immediately before Executive’s termination, and (ii) the amount of Executive’s target annual cash bonus for the year prior to the Change in Control (the amount in clause (ii) of this paragraph is referred to as the “Target Bonus Level”);

(2) a pro rata amount of Executive’s annual cash bonus during the year of termination based on the Target Bonus Level;

(3) an amount equal to the retirement benefits that Executive would have earned, if Executive had remained employed for two additional years following the Date of Termination (assuming that Executive’s annual base salary as of the date immediately before Executive’s termination and the Target Bonus Level continued during such years), under the People’s United Bank 401(k) Employee Savings Plan and the People’s United Bank Nonqualified Supplemental Retirement Plan (to the extent that the Bank continues to maintain such plans), and any other supplemental retirement agreement covering Executive (such amount to be paid at the same time as benefits under the applicable nonqualified plan are payable); and

(4) for two years, Executive, Executive’s spouse and dependents (if any) will continue to be entitled to participate in the Company’s group health plans in which Executive participates immediately prior to the Date of Termination at the

Company’s expense, provided that Executive timely elects continuation coverage under COBRA, and provided that if the Company is unable to provide such coverage after the end of the COBRA continuation period under the Company’s group health plan, the Company shall, following the expiration of the COBRA coverage period, provide Executive and Executive’s dependents with substantially identical medical coverage to that provided under the Company’s group health plan during the remainder of such post-COBRA period.

For purposes of this Agreement, “Date of Termination” means (i) the effective date on which Executive’s employment with the Company terminates as specified in a prior written notice by the Company or Executive, as the case may be, to the other, delivered pursuant to Section 12, or (ii) if Executive’s employment by the Company terminates by reason of death, the date of death of Executive.

(iii) RESIGNATION WITHOUT GOOD REASON DURING THE PROTECTION PERIOD	Same as above for “Discharge for Cause During the Protection Period.”

(iv) RESIGNATION FOR GOOD REASON DURING THE PROTECTION PERIOD	Same as above for “Discharge Other Than for Cause During the Protection Period”

(v) DEATH OR DISABILITY DURING THE PROTECTION PERIOD

Same as “Discharge for Cause During the Protection Period” EXCEPT that, in addition, Executive shall receive:

(1) cash severance equal to one times Executive’s annual base salary at the rate applicable as of the Date of Termination due to Executive’s death or disability; and

(2) a pro rata amount of Executive’s annual bonus during the year of termination, based on the Target Bonus Level.

(b) Discharge for Cause. The Company may terminate Executive’s employment at any time for Cause. “Cause” shall mean (i) Executive’s willful failure to perform or substantially perform Executive’s duties with the Company or People’s United Bank (a wholly owned subsidiary of the Company (the “Bank”)); (ii) illegal conduct or gross misconduct by Executive that is willful and demonstrably and materially injurious to the Company’s or the Bank’s business, monetarily or otherwise; (iii) a willful and material breach by Executive of Section 3 of this Agreement or the Company’s written code of conduct; (iv) Executive’s indictment for, or entry of a plea of guilty or nolo contendere with respect to, a felony crime or a crime involving moral turpitude, fraud, forgery, embezzlement or similar conduct; or (v) Executive is removed and/or permanently prohibited from participating in the conduct of the Company’s affairs pursuant to an order issued under Section 21C(f) of the Securities Exchange Act of 1934 or in the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act; provided, however, that the actions in (i) through (iii), above, shall not be considered Cause unless Executive has failed to cure such actions within 30 days of receiving written notice specifying with particularity the events allegedly giving rise to Cause and that such actions shall not be considered Cause unless the Company provides such written notice within 180 days of any Board member (other than Executive, if applicable at the time of such notice) having knowledge of the relevant action. Further, no act or failure to act by the Executive shall be deemed “willful” unless done or omitted to be done not in good faith and without reasonable belief that such action or omission was in the Company’s best interests, and any act or omission by Executive pursuant to authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company will be deemed made in good faith and in the best interests of the Company. Executive shall not be deemed to be discharged for Cause hereunder unless and until there is delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding Executive, if applicable), at a meeting called and duly held for such purpose (after reasonable notice to Executive and an opportunity for Executive and Executive’s counsel to be heard before the Board), finding in good faith that Executive is guilty of the conduct set forth above and specifying the particulars thereof in detail.

(c) Discharge Other Than for Cause or Resignation for Good Reason, in each case during the Protection Period. The Company may terminate the Executive’s employment at any time for any reason, and without advance notice. If, during the Protection Period, the Executive’s employment is terminated by the Company other than for Cause or Executive resigns for Good Reason, then Executive will only receive the special benefits provided under Section 2(a) if Executive signs and delivers a release of claims in the form of Annex 1 in favor of the Company and its related companies and affiliates within 21 days following the date of Executive’s termination. Unless such release is timely executed and delivered in accordance herewith and such release becomes effective in accordance with applicable law following the expiration of any applicable revocation period, no payments or benefits shall be provided to Executive pursuant to Section 2 of this Agreement. Within 30 days following the earlier of the effective date of the general release and the 30th day following the Date of Termination, the Company shall pay Executive a lump sum equal to any cash payments that Executive is entitled in accordance with Section 2(a) of this Agreement (it being acknowledged by the parties that this Agreement is intended to provide for payments that satisfy the short term deferral exception under Treas. Reg. 1.409A-1(b)(4) and are thus not intended to be deferred compensation under Internal Revenue Code section 409A).

(d) Resignation. During the Protection Period, Executive shall not resign from employment without giving the Company at least 30 days advance written notice unless Executive has Good Reason to resign. The Company may accept Executive’s resignation effective on the date set forth in Executive’s notice or any earlier date. “Good Reason” for resignation shall exist upon (i) a material diminution of Executive’s duties or responsibilities, authorities, powers, or functions without Executive’s written consent, (ii) any material reduction in Executive’s rate of annual base salary or target annual cash bonus, in each case as in effect immediately prior to the date of the Change in Control, (iii) a relocation that would result in Executive’s principal location of employment being moved fifty miles or more away from the Executive’s principal location immediately prior to a Change in Control, or (iv) the Company’s material breach of this Agreement without Executive’s written consent, provided, however, that the actions in (i) through and (iv), above, shall not be considered Good Reason unless Executive notifies the Company in writing within 30 days of Executive’s knowledge of the actions giving rise to the Good Reason, and the Company has failed to cure such actions within 30 days of receiving written notice thereof.

(e) Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence of any one or more of the following events during the term of this Agreement:

(i) Any individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) (“Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this paragraph, the following acquisitions shall not constitute a Change in Control: (X) any acquisition by the Company, (Y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates or (Z) any acquisition pursuant to a transaction that complies with Sections 2(e)(iii)(A), 2(e)(iii)(B), and 2(e)(iii)(C) of this Agreement;

(ii) Individuals who, as of the date hereof, constitute the Company’s Board (the “Incumbent Board”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either (A) an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or (B) agreement with any third party;

(iii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or the Bank (or the issuance of stock by the Company), a sale or other disposition of all or substantially all of the assets of the Company or the deposits of the Bank, or the acquisition of assets or stock of another entity by the Company (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(v) Any event that would be described in Section 2(e)(i), (ii), (iii) or (iv) if the term “Bank” were substituted for the term “Company” therein.

(f) Certain Tax Provisions. Anything in this Agreement to the contrary notwithstanding, in the event that it is determined that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the following provisions shall apply:

(i) The amount of Severance Payments payable to the Executive shall be reduced to the maximum amount that could be paid to the Executive by the Company which would not be subject to the Excise Tax in the manner provided herein if, to the extent and only to the extent that such reduction would result in a greater after-tax benefit (determined after accounting for the Excise Tax and all federal, state, and local income and employment taxes which would be payable by the Executive) for the Executive than if the Severance Payments were not reduced; provided, however that in no event shall such reduction be effected through a delay in the timing of any Severance Payment that is subject to Section 409A of the Code (or that would become subject to 409A of the Code as a result of such delay).

(ii) Reductions shall be made in the following order:

(A) First, if the Severance Payments include the value of acceleration in the time at which any Severance Payment, not subject to Section 409A of the Code, is paid, a delay in the time of payment (but not a delay of vesting) of such Severance Payment, provided that such delay shall apply to the aggregate amount of such Severance Payments (and not on a payment-by-payment basis) and such aggregate amount shall be delayed only to the extent necessary to satisfy Section 2(f)(i) hereof;

(B) Second, to the extent further reduction is required by Section 2(f)(i) hereof, a reduction in the amount of Severance Payments required to be paid or delivered, provided that the Executive shall be entitled to select among the forms of Severance Payment that shall be reduced; and

(C) Third, to the extent further reduction is required by Section 2(f)(i) hereof, if the Severance Payments include the value of acceleration in the time at which any Severance Payment vests, a cutback in the extent of such accelerated vesting, provided that such cutback shall apply to the aggregate amount of such Severance Payments (and not on a payment-by-payment basis) and accelerated vesting of such aggregate amount shall be cut back only to the extent necessary to satisfy Section 2(f)(i) hereof.

(iii) All determinations pursuant to this Section 2(f) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. In case of uncertainty as to the application of any tax provision, the Accounting Firm shall adopt such interpretation as it believes is more likely than not to be the interpretation that would be adopted by the Internal Revenue Service. For purposes of this Section 2(f), the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(g) Definition of Disability. “Disability” shall mean termination because of any physical or mental impairment which qualifies Executive for disability benefits under the applicable long-term disability plan maintained by the Company or, if no such plan applies, which would qualify Executive for disability benefits under the Federal Social Security System.

3. Confidentiality. During the term of this Agreement, in exchange for Executive’s promises to use such information solely for the Company Group’s benefit, the Company and members of the Company Group will provide Executive with Confidential Information concerning, among other things, its business, operations, clients, investors, and business partners. “Confidential Information” refers to information not generally known by others in the form in which it is used by the Company Group, and which gives the Company or any member of the Company Group a competitive advantage over other companies which do not have access to this information, including secret, confidential, or proprietary information or trade secrets of the Company and the Company Group, conveyed orally or reduced to a tangible form in any medium, including information concerning the operations, future plans, customers, business models, strategies, and business methods of the Company and the Company Group, as well as information about their customers, clients and business partners and their respective operations and confidential information. Confidential Information does not include information that (i) Executive knew prior to his employment with the Company or any predecessor company, (ii) subsequently came into Executive’s possession other than through his work for the Company, the Company Group or any predecessor company and not as a result of a breach of any duty owed to the Company, or (iii) is generally known within the relevant industry.

(a) Promise Not to Disclose. During the term of this Agreement and for any period of employment following the term of this Agreement, Executive agrees not to use and not to disclose any Confidential Information, provided that Executive may use and disclose Confidential Information only for the Company’s benefit and in accordance with any restrictions placed on its use or disclosure by the Company. To the extent that Executive is not employed by the Company during the two-year period following the term of this Agreement, Executive will not use or disclose any Confidential Information. Notwithstanding this paragraph, Executive may disclose Confidential Information (i) as required to do so by court order, subpoena, or otherwise as required by law, the Office of Thrift Supervision, or the Federal Deposit Insurance Corporation, provided that, to the extent permitted by law, upon receiving such order, subpoena, or request and prior to disclosure, Executive shall provide written notice to the Company of such order, subpoena, or request and of the content of any testimony or information to be disclosed and shall cooperate fully with the Company to lawfully resist disclosure of the information, and (ii) to an attorney for the purpose of securing professional advice, provided that such attorney has been advised of the confidential nature of such information and has agreed in writing to keep such information confidential in accordance with the terms hereof.

4. Indemnification. To the fullest extent permitted by law, the Company will indemnify Executive against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of Executive’s status as a director, officer, employee and/or agent of the Company or the Bank during Executive’s employment (whether before or after the date of this Agreement and/or the expiration of this Agreement). In addition, to the extent permitted by law, the Company will advance or reimburse any expenses, including reasonable attorney’s fees, Executive incurs in investigating and defending any actual or threatened action, suit or proceeding for which Executive may be entitled to indemnification under this Section 4. Executive agrees to repay any expenses paid or reimbursed by the Company if it is ultimately determined that Executive is not legally entitled to be indemnified by the Company. If the Company’s ability to make any payment contemplated by this Section 4 depends on an investigation or determination by the Board or the board of directors of the Bank, at Executive’s request the Company will use its best efforts to cause the investigation to be made (at the Company’s expense) and to have the relevant board reach a determination as soon as reasonably possible. For the avoidance of doubt, this Section 4 does not limit any indemnification, advancement and similar obligations the Company or the Bank may have to Executive under their respective constituent documents, which shall apply in accordance with their terms.

5. Amendment. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a duly authorized Company officer and Executive. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time in the future.

6. Choice of Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Connecticut (excluding any that mandate the use of another jurisdiction’s laws).

7. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and his estate, but Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which he participates. The Company shall be required to cause this Agreement to be assigned to and assumed by any successor to the business and/or the assets of the Company and/or Bank. For purposes of clarity, this Agreement shall not be terminated by any Business Combination; in the event of any Business Combination, the provisions of this Agreement shall be binding upon the surviving entity, and such surviving entity shall be treated as the Company hereunder.

8. Taxes. The Company shall withhold taxes from any payments it makes pursuant to this Agreement as it reasonably determines to be required by applicable law. Executive shall be solely responsible for all taxes imposed on Executive by reason of the receipt of any amount of compensation or benefits payable to Executive hereunder. The Company agrees to structure the payments and benefits described in this Agreement, and Executive’s other compensation, to be exempt from or to comply with the requirements of Section 409A of the Code to the extent applicable (including, but only to the extent applicable, to suspend certain payments or benefits until the end of the six month period following Executive’s termination of employment). The Company will not take any action (or omit to take any action that is required to be taken) in respect of Executive’s compensation or benefits, other than as expressly required by applicable law, that would cause Executive to incur tax under Section 409A of the Code. If Executive or the Company believes, at any time, that any feature of Executive’s compensation or benefits does not comply with (or is not exempt from) Section 409A of the Code or that any action taken or contemplated to be taken (including any failure to take action) in regards to Executive’s compensation or benefits caused or might cause a violation of Section 409A of the Code, Executive or the Company will promptly advise the other and will reasonably negotiate in good faith to amend the terms of the payments or benefits or alter the action or contemplated action (in a manner that in the aggregate does not have a material adverse economic effect on Executive) in order that Executive’s payments or benefit arrangements comply with (or are exempt from) the requirements of Section 409A of the Code or in order to mitigate any additional taxes that may apply under Section 409A of the Code if compliance or exemption is not practicable. If it is not possible to amend the terms of the payments or benefits or alter the action in a way that causes Executive’s payments or benefit arrangements to comply with (or be exempt from) the requirements of Section 409A of the Code, Executive and the Company will reasonably negotiate in good faith to amend the terms of Executive’s payments or benefits (including if necessary through payments made to Executive either before or after Executive have ceased employment) to put Executive in an economic position materially equivalent to the position Executive would have been in had the payments and benefits complied with (or been exempt from) Section 409A of the Code.

9. No Mitigation. Executive shall not be required to mitigate the amount of any payments provided pursuant to this Agreement, whether by seeking employment or otherwise; nor shall the amount of any payment or benefit due under this Agreement be set-off in any manner, or reduced by any compensation or benefit that Executive earns after his discharge.

10. Dispute Costs. The Company shall indemnify, hold harmless, and defend Executive against reasonable costs, including legal fees, incurred by him in conjunction with or arising out of any action, suit or proceeding in which Executive may be involved, as a result of Executive’s efforts, in good faith, to defend or enforce the terms of this Agreement, so long as Executive substantially prevails in such action, suit or proceeding; provided, however, that indemnification shall not be provided to the extent Executive is found to not have acted in good faith in bringing or defending the relevant action pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding. In addition, to the extent permitted by law, the Company will advance or reimburse any expenses, including reasonable attorney’s fees, Executive incurs in investigating, defending or bringing any actual or threatened action, suit or proceeding for which Executive may be entitled to indemnification under this Section 10 Executive agrees to repay any expenses paid or reimbursed by the Company if it is ultimately determined that Executive is not legally entitled to be indemnified by the Company. The determination of whether Executive shall have failed to act in good faith and is therefore not entitled to such indemnification, shall be made by the court or arbitrator, as applicable. The Company will pay directly or reimburse Executive for all attorneys and advisors fees incurred by him in connection with the negotiation, preparation and execution of this Agreement and other related documents.

11. Scope of Agreement. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or its subsidiaries, and if Executive’s employment shall terminate before a Change in Control, Executive shall have no further rights under this Agreement (except as may be otherwise specifically provided in Section 4).

12. Notice.

(a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or 5 days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to Executive:	To the address of the Executive on the records of the Company.

If to the Company:	People’s United Financial, Inc. 850 Main Street Bridgeport, CT 06604 Attn: Corporate Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b) A written notice of Executive’s Date of Termination by the Company or Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specify the termination date. The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

13. Full Settlement; Resolution of Disputes.

(a) The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive under any other severance or employment agreement between Executive and the Company, and any severance or change in control plan of the Company, including but not limited to The People’s Bank Change in Control Employee Severance Plan.

(b) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Bridgeport, Connecticut by three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

14. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

16. Entire Agreement. All oral or written agreements or representations express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement. This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Company or any predecessor and Executive with respect to the subject matter contained herein, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided.

17. Modification and Waiver. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

18. Banking Law Restrictions.

(a) Notwithstanding any other provision of this Agreement, the Company shall not be obligated to make, and Executive shall have no right to receive, any payment, benefit, or amount under this Agreement which would violate Section 1828(k)(1) of Title 12 of the United States Code and any related regulation or order of the Federal Deposit Insurance Corporation. To the extent the preceding sentence shall limit any payment, benefit or amount under this Agreement, the Company will use best efforts promptly to apply to the appropriate federal banking agency for a determination that the payment, benefit or amount is permissible. Any of the preceding that is determined permissible will be paid or provided in accordance with its terms or, if due before the date of determination, will be paid or provided within 10 days of determination together with interest at the applicable federal rate (as defined in Section 1274(d) of the Code). If and to the extent that the foregoing provision shall cease to be required by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

(b) For the avoidance of doubt, the Bank may terminate Executive’s employment at any time without any liability to Executive. However, any such termination shall not prejudice Executive’s right to compensation or other benefits under this Agreement or of a kind elsewhere provided.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

PEOPLE’S UNITED FINANCIAL, INC.

By:
Name:
Title:

EXECUTIVE

By:
Name:
Title:

ANNEX 1

GENERAL RELEASE OF CLAIMS

This General Release of Claims (this “Release”), dated as of                  , 20    , confirms the following understandings and agreements between People’s United Financial, Inc. (“Company”) and                      (hereinafter referred to as “you” or “your”).

In consideration of the promises set forth in that certain Change in Control Agreement between you and the Company dated                  , 2011 (the “Change in Control Agreement”), as well as any promises set forth in this Release, you agree as follows:

1. Opportunity for Review and Revocation. You have twenty-one (21) days to review and consider this Release. Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution, during which time you may revoke your acceptance of this Release by notifying the General Counsel of the Company in writing. To be effective, such revocation must be received by the Company no later than 5:00 p.m. on the seventh calendar day following its execution. Provided that the Release is executed and you do not revoke it, the eighth (8th) day following the date on which this Release is executed shall be its effective date (the “Effective Date”), and the Release will be fully effective on such date. In the event of your revocation of this Release pursuant to this Section 1, this Release will be null and void and of no effect, and the Company will have no obligations hereunder.

2. Employee Release and Waiver of Claims.

As used in this Release, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

For and in consideration of the payments and benefits described in the Change in Control Agreement (the “Consideration”), which are being provided in exchange for your execution of this Release and would not be provided absent your execution of this Release, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective the date hereof, do fully and forever release, remise and discharge the Company, the Bank, their direct and indirect parents, subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees and agents (collectively, and with the Company and the Bank, the “Group”) from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Group, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, and the following laws:

Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);

The Immigration Reform and Control Act, as amended;

The Workers Adjustment and Retraining Notification Act, as amended;

The Occupational Safety and Health Act, as amended;

The Fair Credit Reporting Act

The Sarbanes-Oxley Act of 2002;

The Connecticut Family and Medical Leave Act, as amended, Conn. Gen. Stat. § 31-51kk et seq.;

The Connecticut Fair Employment Practices Act, as amended, Conn. Gen. Stat. § 46a-51 et seq.;

The Connecticut Whistleblower Statute, as amended, Conn. Gen. Stat. § 31-51m et seq.;

The Connecticut Equal Pay Laws, Conn. Gen. Stat. § 31-58(e) et seq.; §§ 31-75 and 31-76;

Connecticut Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim, Conn. Gen. Stat. § 31-290a;

The Connecticut First Amendment/Free Speech Statute, as amended, Conn. Gen. Stat. § 31-51q;

The Connecticut Drug Testing Law, Conn. Gen. Stat. § 31-51t et seq.;

Connecticut AIDS Testing and Confidentiality Law, Conn. Gen. Stat. § 19a-581 et seq.;

Connecticut Age Discrimination and Employee Benefits Law, Conn. Gen. Stat. § 38a-543;

Connecticut Reproductive Hazards, Conn. Gen. Stat. § 31-40g, et seq.;

Connecticut Smoking Outside the Workplace Law, Conn. Gen. Stat. § 31-40s;

Connecticut Electronic Monitoring of Employees, Conn. Gen. Stat. § 31-48b;

Connecticut Wage Hour and Wage Payment Laws, as amended;

Connecticut OSHA, as amended;

as each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees.

Notwithstanding any provision of this Release to the contrary, by executing this Release, you are not releasing any claims relating to: (i) your rights with respect to the Consideration or any other benefits provided in exchange for this Release, (ii) any claims arising after the date of this Release, (iii) your rights with respect to payments and/or benefits under any plans, programs or arrangements maintained or contributed to by any member of the Group, (iv) your right to reimbursement of business expenses, and (v) any indemnification or similar rights you may have as a current or former officer or director of the Group, including, without limitation, any and all rights thereto referenced in the Change in

Control Agreement, any member of the Group’s bylaws, other governance documents, or any rights with respect to the Group’s directors’ and officers’ insurance policies.

3. Knowing and Voluntary Waiver. You expressly acknowledge and agree that you:

Are able to read the language, and understand the meaning and effect, of this Release;

Have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Release or its terms, and that your not acting under the influence of any medication, drug or chemical of any type in entering into this Release;

Are specifically agreeing to the terms of the release contained in this Release in consideration of the Company’s commitments under the Change in Control Agreement. The Company has agreed to provide the compensation and benefits in the Change in Control Agreement in consideration of your services during your period of employment with the Company and because of your execution of this Release;

Understand that, by entering into this Release, you do not waive rights or claims under ADEA that may arise after the Effective Date;

Had or could have had 21 calendar days in which to review and consider this Release;

Were advised to consult with your attorney regarding the terms and effect of this Release; and

Have signed this Release knowingly and voluntarily.

4. No Suit. You represent that you have not filed or permitted to be filed against the Group, individually or collectively, any complaints or lawsuits arising out of your employment, or any other matter arising on or prior to the date hereof. Both parties acknowledge that this Release does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state, or local governmental agency. To the extent permitted by law, you agree that if such an administrative charge is made, you will not be entitled to recover any individual monetary relief or other individual remedies.

5. Cooperation with the Company After Termination of Employment. You agree, as a condition of this Release, to reasonably cooperate with the Company and its affiliates and their respective directors, officers, attorneys and experts in all matters relating to your pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company.

6. Non-Admission of Wrongdoing. The parties agree that neither this Release nor the furnishing of consideration for this Release shall be deemed or construed at any time as an admission of liability or wrongdoing by the Company or any affiliates.

7. Governing Law. This Agreement shall be governed by and construed in accordance with Federal law and the laws of the State of Connecticut, applicable to releases made and to be performed in that State.

IN WITNESS WHEREOF, you have executed this Release as of the date first written above.

A-4